Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2025 FINANCIAL RESULTS

OAKLAND, MARYLAND— April 21, 2025: First United Corporation (the “Corporation, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three-month period ended March 31, 2025. Consolidated net income was $5.8 million for the first quarter of 2025, or $0.89 per diluted share, compared to $3.7 million, or $0.56 per diluted share, for the first quarter of 2024 and $6.2 million, or $0.95 per diluted share, for the fourth quarter of 2024. Annualized Return on Average Assets and Return on Average Equity were 1.19% and 12.83%, respectively.

According to Carissa Rodeheaver, Chairman, President and CEO, “We are very pleased with the first quarter results as we saw margin expansion, solid fee income and controlled expenses. Loan production was moderate during the quarter as many borrowers sit on the sidelines waiting for more certainty in the economic and political environments. Funding remains a challenge as inflation has taken its toll resulting in higher spending and reduced deposit balances while competition remains high. We are optimistic about the remainder of 2025 as we position ourselves for future growth and focus on an improved customer experience. We intend to invest in strategic hires and enhanced technology, particularly around the electronic banking experience, which will result in higher salaries and benefits and data processing expenses over the course of this year. However, we expect other expenses to be consistent with this quarter on a forward basis. Our solid performance is attributable to our dedicated associates as they assist our customers through these volatile times.”

First Quarter Financial Highlights:

●	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.56% for the first quarter of 2025, reflecting increased loan yields and stable funding costs.
●	Modest loan production, with $36.1 million in commercial loan originations and $11.4 million in residential mortgage originations in the first quarter.
●	Provision expense was $0.7 million in the first quarter, driven by stable asset quality and improved qualitative factors, partially offset by the uncertainty of current economic conditions.
●	Deposits increased by $48.7 million, which included $50.0 million in new brokered deposits obtained to repay $50.0 million in overnight borrowings outstanding at December 31, 2024.
●	Operating income, including net gains, decreased by $0.1 million when compared to the linked quarter.
●	Operating expenses increased by $0.5 million when compared to the linked quarter.
●	A cash dividend of $0.22 per common share was declared in the first quarter.

Income Statement Overview

On a GAAP basis, net income for the first quarter of 2025 was $5.8 million. This compares to $6.2 million in the fourth quarter of 2024 and $3.7 million in the first quarter of 2024.

	Q1 2025	Q4 2024	Q1 2024
Net Income, non-GAAP (millions)	$5.8	$6.2	$4.1
Net Income, GAAP (millions)	$5.8	$6.2	$3.7
Diluted net income per share, non-GAAP	$0.89	$0.95	$0.62
Diluted net income per share, GAAP	$0.89	$0.95	$0.56

The $2.1 million increase in quarterly net income when compared to the first quarter of 2024 was primarily driven by a $2.2 million increase in net interest income, a $0.3 million decrease in provision for credit loss, stable non-interest income, and a decrease in non-interest expense of $0.3 million, partially offset by an increase in income tax expense of $0.7 million. Comparing the first quarter of 2025 to the same period of 2024, interest and fees on loans increased by $2.5 million resulting from new loans booked at higher rates, the repricing of adjustable-rate loans, and growth in our loan portfolio. Interest expense remained stable when comparing year-over-year quarterly expense as reductions in the rate environment offset the increased funding. Other operating income was stable, and other operating expenses decreased by $0.3 million driven by a $0.6 million decrease in occupancy and equipment expense related to the accelerated depreciation and lease expenses for the branch closures in the first quarter of 2024, and a $0.2 million decrease in other pension benefits expense. These decreases were partially offset by a $0.2 million increase in salaries and benefits, an increase of $0.2 million in data processing expenses, and increases in other expenses such as miscellaneous loan fees and marketing expenses.

Compared to the linked quarter, net income decreased by $0.4 million due primarily to a $0.5 million increase in other operating expenses driven by a $0.9 million increase in salaries and employee benefit expenses due to a reversal of incentive payments in the fourth quarter of 2024 based on slower growth than originally budgeted, increased health insurance claims, and increased occupancy and equipment expenses of $0.2 million, partially offset by decreases in other expenses such as data processing, miscellaneous loan fees, and other pension benefits expenses. Net interest income increased by $0.3 million due to a $0.3 million increase in interest income and stable interest expense.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $2.2 million for the first quarter of 2025 when compared to the first quarter of 2024. This increase was driven by an increase of $2.2 million in interest income. Interest income on loans increased by $2.5 million due to the increase of 46 basis points in overall yield on the loan portfolio as new loans were booked at higher rates during 2024, upward repricing of adjustable-rate loans, and an increase in average balances of $75.3 million. Interest income on Federal funds sold decreased by $0.4 million due to a decrease of 105 basis points in average rates and a decrease of $22.1 million in average balances. Interest expense in the first quarter of 2025 was stable when compared to the first quarter of 2024. Interest expense paid on deposits increased by $0.4 million due to a $141.1 million increase in average balances, partially offset by a decrease of 12 basis points on the rate paid. Interest paid on short-term borrowings decreased by $0.4 million for the first quarter of 2025 when compared to the same period of 2024 due to the repayment of the $40.0 million from the Bank Term Funding Program (“BTFP”) late in the third quarter of 2024.

Comparing the first quarter of 2025 to the fourth quarter of 2024, net interest income, on a non-GAAP, FTE basis, increased by $0.3 million. This increase was driven by a $0.3 million increase in interest income resulting from a $0.5 million increase in interest and fees on loans, an increase in average loan balances of $30.8 million, and an 11 basis point increase in average yield. This increase was partially offset by a $0.2 million decrease in interest earned on Federal funds sold due to $14.8 million in reduced balances and a 69 basis point reduction in average yield. Interest expense was stable when comparing the first quarter of 2025 to the linked quarter. Interest expense on deposits increased slightly by $0.1 million due to an increase of $39.7 million in average balances and a 2 basis point decrease in average yields.

Non-Interest Income

Other operating income, including net gains, for the first quarter of 2025 was stable when compared to the same period of 2024. Wealth management income increased by $0.1 million due to increased market values and growth in new and existing customer relationships. This was offset by a decrease in brokerage commissions due to slower annuity sales comparing these quarters.

On a linked quarter basis, other operating income, including net gains, decreased by $0.1 million. Debit card income decreased by $0.2 million due to an annual incentive payment received in the fourth quarter of 2024. Wealth management income increased by $0.1 million due to increased brokerage commissions in the first quarter of 2025.

Non-Interest Expense

Operating expenses decreased by $0.3 million in the first quarter of 2025 when compared to the first quarter of 2024. The decrease was largely driven by a $0.6 million decrease in equipment and occupancy expense due to the accelerated depreciation expenses recognized in the first quarter of 2024 in conjunction with the branch closures in February 2024. This decrease was partially offset by a $0.2 million increase in salaries and benefits primarily driven by increases in incentive pay and life and health insurance expenses due to increased claims. Additionally, data processing expenses increased by $0.2 million in the first quarter of 2025 when compared to the first quarter of 2024, partially offset by a decrease in other miscellaneous expenses of $0.1 million due primarily to reduced net periodic pension costs and check fraud related costs.

Operating expenses increased by $0.5 million for the first quarter of 2025 when compared to the linked quarter. Salaries and employee benefits increased by $0.9 million due to a reversal of incentive payments in the fourth quarter of 2024 based on slower growth than originally budgeted, increased health insurance expenses due to increased claims, and equipment and occupancy expenses increased $0.2 million. Occupancy expenses increased quarter over quarter due to a credit in the fourth quarter of 2024 for a leased space exited in 2024 which was later reimbursed by the landlord. These increases were partially offset by a decrease in professional services of $0.1 million, a decrease in data processing expenses of $0.2 million, a decrease in miscellaneous loan fees of $0.1 million, and a decrease in other miscellaneous expenses of $0.2 million.

The effective income tax rates as a percentage of income for the three-month periods ended March 31, 2025 and March 31, 2024 were 24.6% and 23.9%, respectively.

Balance Sheet Overview

Total assets at March 31, 2025 were $2.0 billion, representing a $6.7 million increase since December 31, 2024. During the first quarter of 2025, cash and interest-bearing deposits in other banks increased by $6.1 million. The investment portfolio increased by $5.2 million as bonds were purchased to gain yield before long-term rates decline. Gross loans decreased slightly by $0.9 million. While loan production was modest during the quarter, amortization and payoffs exceeded growth levels. Pension assets decreased by $1.8 million due to decreased market values.

Total liabilities at March 31, 2025 were $1.8 billion, representing a $2.3 million increase since December 31, 2024. Total deposits increased by $48.7 million when compared to December 31, 2024 related primarily to the $50.0 million in new brokered deposits that were obtained in January 2025 to fund the repayment of the $50.0 million in overnight borrowings outstanding at December 31, 2024. Savings and money market accounts increased by $18.7 million and retail time deposits increased by $2.2 million. Interest-bearing demand deposits, primarily our ICS product, decreased by $17.9 million and non-interest-bearing deposits decreased by $4.3 million due primarily to seasonal fluctuations in municipal deposit accounts and increased spending by businesses and consumers related to inflation, respectively. Short-term borrowings decreased by $45.1 million primarily due to the repayment of $50.0 million in overnight borrowings outstanding at December 31, 2024, partially offset by increases in balances of the overnight investment sweep product.

Outstanding loans of $1.5 billion at March 31, 2025 reflected a $0.9 decrease since December 31, 2024.

Loan Type (in millions)	Change since December 31, 2024
Commercial	$0.0
Residential Mortgages	$1.3
Consumer	$(2.2)

Since December 31, 2024, commercial real estate loans increased by $6.4 million, acquisition and development loans decreased by $1.2 million, commercial and industrial loans decreased by $5.2 million, residential mortgage loans increased $1.3 million, and consumer loans decreased by $2.2 million.

While loan production in the first quarter was modest, offset by amortization and payoffs, we are still working towards an 8% increase in loans. This growth could be tempered depending on the outcome of the current political uncertainties. New commercial loan production for the three months ended March 31, 2025 was approximately $36.1 million.  However, the pipeline of commercial loans as of March 31, 2025 was $56.0 million and unfunded, committed commercial construction loans totaled approximately $41.7 million.  Commercial amortization and payoffs were approximately $35.0 million through March 31, 2025, due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the first quarter of 2025 was approximately $11.4 million, with most of this production comprised of in-house mortgages.  The pipeline of in-house, portfolio loans as of March 31, 2025 was $10.9 million. Unfunded commitments related to residential construction loans totaled $9.8 million at March 31, 2025.

Total deposits at March 31, 2025 increased by $48.7 million when compared to December 31, 2024.

Deposit Type (in millions)	Change since December 31, 2024
Non-Interest-Bearing	$(4.3)
Interest-Bearing Demand	$(17.9)
Savings and Money Market	$18.7
Time Deposits- Brokered	$50.0
Time Deposits- Retail	$2.2
Total Deposits	$48.7

In January 2025, $50.0 million in brokered time deposits with an average interest rate of 4.24% were obtained to fund the repayment of $50.0 million in overnight borrowings that were outstanding at December 31, 2024. Savings and money market accounts increased by $18.7 million due primarily to the expansion of current and new relationships throughout the first three months of 2025. Non-interest-bearing checking deposits decreased by $4.3 million and interest-bearing checking deposits decreased by $17.9 million due primarily to seasonal fluctuations in municipal and commercial account balances and increased spending by businesses and consumers related to inflation. Retail time deposits increased by $2.2 million since December 31, 2024.

The book value of the Corporation’s common stock was $28.35 per share at March 31, 2025 compared to $27.71 per share at December 31, 2024. At March 31, 2025, there were 6,478,634 basic outstanding shares and 6,657,239 diluted outstanding shares of common stock. The increase in the book value at March 31, 2025 was due to the undistributed net income of $4.4 million for the first quarter of 2025.

Asset Quality

The allowance for credit losses (“ACL”) was $18.5 million at March 31, 2025 compared to $18.0 million recorded at March 31, 2024 and $18.2 million at December 31, 2024. The provision for credit losses was $0.7 million for the quarter ended March 31, 2025 compared to $0.9 million for the quarter ended March 31, 2024 and $0.5 million for the fourth quarter of 2024. The decreased provision expense recorded in the first quarter of 2025 when compared to the same period in 2024 was primarily related to the $12.1 million in commercial loan balances moved to non-accrual in the first quarter of 2024. Asset quality remained strong during the first quarter of 2025. Net charge-offs of $0.4 million were recorded for the quarter ended March 31, 2025 compared to net charge-offs of $0.5 million for the quarter ended March 31, 2024. The ratio of the ACL to loans outstanding was 1.25% at March 31, 2025 compared to 1.23% at December 31, 2024 and 1.27% at March 31, 2024. Management feels it is important to maintain the ACL given the uncertainties in the economic and political environments.

The ratio of net charge offs to average loans was 0.10% for the quarter ended March 31, 2025, and 0.13% for the quarter ended March 31, 2024. The commercial and industrial portfolio had net charge offs of 0.50% and 0.12% for the quarters ended March 31, 2025 and 2024, respectively. This increase resulted from the charge off of equipment loan balances on one commercial restaurant relationship during the first quarter of 2025 due to depressed liquidation prices of the equipment. The decrease in net charge offs in consumer loans in the first quarter of 2025 was primarily driven by approximately $0.3 million in charge offs of demand deposit balances during the first quarter of 2024. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	3/31/2025	3/31/2024
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.03%
Acquisition & Development	0.26%	0.01%
Commercial & Industrial	(0.50)%	(0.12)%
Residential Mortgage	0.01%	0.01%
Consumer	(0.65)%	(2.89)%
Total Net (Charge Offs)/Recoveries	(0.10)%	(0.13)%

Non-accrual loans totaled $4.0 million at March 31, 2025 compared to $4.9 million at December 31, 2024. The decrease in non-accrual balances at March 31, 2025 was related to principal reductions.

Non-accrual loans that have been subject to partial charge-offs totaled $0.7 million at both March 31, 2025 and December 31, 2024.  There were no loans secured by 1-4 family residential real estate properties in the process of foreclosure at March 31, 2025. Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $1.6 million at December 31, 2024. As a percentage of the loan portfolio, accruing loans past due 30 days or more was 0.42% at March 31, 2025 compared to 0.32% at December 31, 2024 and 0.40% as of March 31, 2024.  The increase in the past due loans at March 31, 2025 was associated with one customer who experienced unexpected delays and cost overruns during construction of a multi-family project, thus causing cash flow disruption.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and two subsidiaries that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland limited liability company. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland (the “MCC Fund”). The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and the impact that any such events have on our critical accounting assumptions and estimates made as of March 31, 2025, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share data)	2025	2024
Results of Operations:
Interest income	$24,062	$21,898
Interest expense	8,046	8,086
Net interest income	16,016	13,812
Provision for credit losses	656	946
Other operating income	4,822	4,793
Net gains	92	82
Other operating expense	12,576	12,881
Income before taxes	$7,698	$4,860
Income tax expense	1,892	1,162
Net income	$5,806	$3,698

Per share data:
Basic net income per share	$0.90	$0.56
Diluted net income per share	$0.89	$0.56
Adjusted Basic net income (1)	$0.90	$0.62
Adjusted Diluted net income (1)	$0.89	$0.62
Dividends declared per share	$0.22	$0.20
Book value	$28.35	$24.89
Diluted book value	$28.27	$24.86
Tangible book value per share	$26.55	$23.08
Diluted Tangible book value per share	$26.47	$23.05

Closing market value	$30.02	$22.91
Market Range:
High	$41.61	$23.85
Low	$29.38	$21.21

Shares outstanding at period end: Basic	6,478,634	6,648,645
Shares outstanding at period end: Diluted	6,497,454	6,657,239

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.19%	0.76%
Adjusted return on average assets	1.19%	0.78%
Return on average shareholders' equity	12.83%	9.07%
Adjusted return on average shareholders' equity	12.83%	9.33%
Net interest margin (Non-GAAP), includes tax exempt income of $49 and $57	3.56%	3.12%
Net interest margin GAAP	3.55%	3.10%
Efficiency ratio - non-GAAP (1)	59.95%	65.71%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	March 31,	December 31
	2025	2024
Financial Condition at period end:
Assets	$1,979,753	$1,973,022
Earning assets	$1,762,891	$1,758,665
Gross loans	$1,479,869	$1,480,793
Commercial Real Estate	$532,764	$526,364
Acquisition and Development	$94,063	$95,314
Commercial and Industrial	$282,370	$287,534
Residential Mortgage	$520,072	$518,815
Consumer	$50,600	$52,766
Investment securities	$275,143	$269,991
Total deposits	$1,623,574	$1,574,829
Noninterest bearing	$422,415	$426,737
Interest bearing	$1,201,159	$1,148,092
Shareholders' equity	$183,694	$179,295

Capital ratios:

Tier 1 to risk weighted assets	14.87%	14.70%
Common Equity Tier 1 to risk weighted assets	12.97%	12.79%
Tier 1 Leverage	11.94%	11.88%
Total risk based capital	16.10%	15.92%

Asset quality:

Net charge-offs for the quarter	$(360)	$(362)
Nonperforming assets: (Period End)
Nonaccrual loans	$4,026	$4,931
Loans 90 days past due and accruing	233	918

Total nonperforming loans and 90 day past due	$4,259	$5,849

Other real estate owned	$3,062	$3,062
Other repossessed assets	$2,802	$2,802
Modified loans	$1,021	$1,006

Allowance for credit losses to gross loans	1.25%	1.23%
Allowance for credit losses to non-accrual loans	458.69%	368.49%
Allowance for credit losses to non-performing assets	182.43%	155.13%
Non-performing and 90 day past due loans to total loans	0.29%	0.39%
Non-performing loans and 90 day past due loans to total assets	0.22%	0.30%
Non-accrual loans to total loans	0.27%	0.33%
Non-performing assets to total assets	0.51%	0.59%

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC

Financial Highlights - Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2025	2024	2024	2024	2024
Results of Operations:
Interest income	$24,062	$23,725	$23,257	$23,113	$21,898
Interest expense	8,046	8,025	8,029	7,875	8,086
Net interest income	16,016	15,700	15,228	15,238	13,812
Provision for credit losses	656	529	264	1,194	946
Other operating income	4,822	4,924	4,912	4,782	4,793
Net gains	92	132	141	59	82
Other operating expense	12,576	12,081	12,314	12,364	12,881
Income before taxes	$7,698	$8,146	$7,703	$6,521	$4,860
Income tax expense	1,892	1,960	1,932	1,607	1,162
Net income	$5,806	$6,186	$5,771	$4,914	$3,698

Per share data:
Basic net income per share	$0.90	$0.95	$0.89	$0.75	$0.56
Diluted net income per share	$0.89	$0.95	$0.89	$0.75	$0.56
Adjusted basic net income (1)	$0.90	$0.95	$0.89	$0.75	$0.62
Adjusted diluted net income (1)	$0.89	$0.95	$0.89	$0.75	$0.62
Dividends declared per share	$0.22	$0.22	$0.22	$0.22	$0.20
Book value	$28.35	$27.71	$26.90	$25.39	$24.89
Diluted book value	$28.27	$27.65	$26.84	$25.34	$24.86
Tangible book value per share	$26.55	$25.89	$25.06	$23.55	$23.08
Diluted Tangible book value per share	$26.47	$25.83	$25.01	$23.49	$23.05

Closing market value	$30.02	$33.71	$29.84	$20.42	$22.91
Market Range:
High	$41.61	$36.17	$30.77	$22.88	$23.85
Low	$29.38	$29.63	$20.40	$19.40	$21.21

Shares outstanding at period end: Basic	6,478,634	6,471,096	6,468,625	6,465,601	6,648,645
Shares outstanding at period end: Diluted	6,497,454	6,485,119	6,482,648	6,479,624	6,657,239

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.19%	1.06%	0.99%	0.89%	0.76%
Adjusted return on average assets (1)	1.19%	1.08%	1.01%	0.98%	0.85%
Return on average shareholders' equity	12.83%	12.16%	11.52%	10.48%	9.07%
Adjusted return on average shareholders' equity (1)	12.83%	12.42%	11.78%	11.52%	10.11%
Net interest margin (Non-GAAP), includes tax exempt income of $49 and $57	3.56%	3.38%	3.34%	3.31%	3.12%
Net interest margin GAAP	3.55%	3.36%	3.32%	3.29%	3.10%
Efficiency ratio - non-GAAP (1)	59.95%	61.31%	62.46%	63.48%	65.71%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Financial Condition at period end:
Assets	$1,979,753	$1,973,022	$1,916,126	$1,868,599	$1,912,953
Earning assets	$1,762,891	$1,758,665	$1,722,346	$1,695,425	$1,695,962
Gross loans	$1,479,869	$1,480,793	$1,447,883	$1,422,975	$1,412,327
Commercial Real Estate	$532,764	$526,364	$502,828	$506,273	$492,819
Acquisition and Development	$94,063	$95,314	$92,909	$88,215	$83,424
Commercial and Industrial	$282,370	$287,534	$277,994	$260,168	$274,722
Residential Mortgage	$520,072	$518,815	$519,168	$511,354	$501,990
Consumer	$50,600	$52,766	$54,984	$56,965	$59,372
Investment securities	$275,143	$269,991	$267,214	$267,151	$278,716
Total deposits	$1,623,574	$1,574,829	$1,540,395	$1,537,071	$1,563,453
Noninterest bearing	$422,415	$426,737	$419,437	$423,970	$422,759
Interest bearing	$1,201,159	$1,148,092	$1,120,958	$1,113,101	$1,140,694
Shareholders' equity	$183,694	$179,295	$173,979	$164,177	$165,481

Capital ratios:

Tier 1 to risk weighted assets	14.87%	14.70%	14.61%	14.51%	14.58%
Common Equity Tier 1 to risk weighted assets	12.97%	12.79%	12.66%	12.54%	12.60%
Tier 1 Leverage	11.94%	11.88%	11.88%	11.69%	11.48%
Total risk based capital	16.10%	15.92%	15.83%	15.75%	15.83%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(360)	$(362)	$(109)	$(1,309)	$(459)
Nonperforming assets: (Period End)
Nonaccrual loans	$4,026	$4,931	$8,073	$9,438	$16,007
Loans 90 days past due and accruing	233	918	538	526	120
Total nonperforming loans and 90 day past due	$4,259	$5,849	$8,611	$9,964	$16,127

Other real estate owned	$3,062	$3,062	$2,860	$2,978	$4,402
Other repossessed assets	$2,802	$2,802	$42	$32	$68
Modified/restructured loans	$1,021	$1,006	$1,016	$893	$-

Allowance for credit losses to gross loans	1.25%	1.23%	1.24%	1.26%	1.27%
Allowance for credit losses to non-accrual loans	458.69%	368.49%	223.09%	189.90%	112.34%
Allowance for credit losses to non-performing assets	182.43%	155.13%	157.00%	138.49%	87.59%
Non-performing and 90 day past due loans to total loans	0.29%	0.39%	0.59%	0.70%	1.14%
Non-performing loans and 90 day past due loans to total assets	0.22%	0.30%	0.45%	0.53%	0.84%
Non-accrual loans to total loans	0.27%	0.33%	0.56%	0.66%	1.13%
Non-performing assets to total assets	0.51%	0.59%	0.60%	0.69%	1.07%

(Dollars in thousands - Unaudited)	March 31, 2025	December 31, 2024
Assets
Cash and due from banks	$82,813	$77,020
Interest bearing deposits in banks	1,618	1,307
Cash and cash equivalents	84,431	78,327
Investment securities – available for sale (at fair value)	99,998	94,494
Investment securities – held to maturity (at cost)	174,144	175,497
Equity investments with readily determinable fair market values	1,001	—
Restricted investment in bank stock, at cost	5,815	5,768
Loans held for sale	—	806
Loans	1,479,869	1,480,793
Unearned fees	(457)	(442)
Allowance for credit losses	(18,467)	(18,170)
Net loans	1,460,945	1,462,181
Premises and equipment, net	30,010	30,081
Goodwill and other intangible assets	11,691	11,773
Bank owned life insurance	49,293	48,952
Deferred tax assets	10,021	9,989
Other real estate owned, net	3,062	3,062
Operating lease asset	1,131	1,204
Pension asset	16,064	17,824
Accrued interest receivable and other assets	32,147	33,064
Total Assets	$1,979,753	$1,973,022
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$422,415	$426,737
Interest bearing deposits	1,201,159	1,148,092
Total deposits	1,623,574	1,574,829
Short-term borrowings	20,342	65,409
Long-term borrowings	120,929	120,929
Operating lease liability	1,308	1,384
Allowance for credit loss on off balance sheet exposures	863	863
Accrued interest payable and other liabilities	27,617	28,889
Dividends payable	1,426	1,424
Total Liabilities	1,796,059	1,793,727
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,6478,634 shares at March 31, 2025 and 6,471,096 at December 31, 2024	65	65
Surplus	20,606	20,476
Retained earnings	193,382	189,002
Accumulated other comprehensive loss	(30,359)	(30,248)
Total Shareholders’ Equity	183,694	179,295
Total Liabilities and Shareholders’ Equity	$1,979,753	$1,973,022

	2025	2024
	Q1	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$21,755	$21,299	$21,018	$20,221	$19,218
Interest on investment securities
Taxable	1,763	1,672	1,647	1,697	1,744
Exempt from federal income tax	45	47	56	53	53
Total investment income	1,808	1,719	1,703	1,750	1,797
Other	499	707	536	1,142	883
Total interest income	24,062	23,725	23,257	23,113	21,898
Interest expense
Interest on deposits	6,683	6,585	6,579	6,398	6,266
Interest on short-term borrowings	20	40	467	509	461
Interest on long-term borrowings	1,343	1,400	983	968	1,359
Total interest expense	8,046	8,025	8,029	7,875	8,086
Net interest income	16,016	15,700	15,228	15,238	13,812
Credit loss expense/(credit)
Loans	657	522	195	1,251	961
Debt securities held to maturity	—	—	14	—	—
Off balance sheet credit exposures	(1)	7	55	(57)	(15)
Provision for credit losses	656	529	264	1,194	946
Net interest income after provision for credit losses	15,360	15,171	14,964	14,044	12,866
Other operating income
Gains on sale of residential mortgage loans	92	132	141	59	82
Net gains/(losses)	92	132	141	59	82
Other Income
Service charges on deposit accounts	547	553	555	556	556
Other service charges	206	211	236	225	215
Trust department	2,323	2,323	2,328	2,255	2,188
Debit card income	921	1,134	1,000	999	932
Bank owned life insurance	341	345	340	334	326
Brokerage commissions	421	295	297	362	495
Other	63	63	156	51	81
Total other income	4,822	4,924	4,912	4,782	4,793
Total other operating income	4,914	5,056	5,053	4,841	4,875
Other operating expenses
Salaries and employee benefits	7,331	6,456	7,160	7,256	7,157
FDIC premiums	245	260	256	285	269
Equipment	578	490	627	635	923
Occupancy	689	563	709	652	954
Data processing	1,503	1,688	1,333	1,422	1,318
Marketing	238	205	151	184	134
Professional services	476	536	477	449	486
Contract labor	163	181	149	84	183
Telephone	98	99	97	103	109
Other real estate owned	92	47	124	14	86
Investor relations	62	65	84	91	53
Contributions	56	53	65	66	50
Other	1,045	1,438	1,082	1,123	1,159
Total other operating expenses	12,576	12,081	12,314	12,364	12,881
Income before income tax expense	7,698	8,146	7,703	6,521	4,860
Provision for income tax expense	1,892	1,960	1,932	1,607	1,162
Net Income	$5,806	$6,186	$5,771	$4,914	$3,698
Basic net income per common share	$0.90	$0.95	$0.89	$0.75	$0.56
Diluted net income per common share	$0.89	$0.95	$0.89	$0.75	$0.56
Weighted average number of basic shares outstanding	6,474	6,470	6,468	6,527	6,642
Weighted average number of diluted shares outstanding	6,490	6,484	6,482	6,537	6,655
Dividends declared per common share	$0.22	$0.22	$0.22	$0.20	$0.20

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude accelerated depreciation expenses related to the branch closures.

	Three months ended March 31,
(in thousands, except for per share amount)	2025	2024
Net income - as reported	$5,806	$3,698
Adjustments:
Accelerated depreciation expenses	—	562
Income tax effect of adjustments	—	(137)
Adjusted net income (non-GAAP)	$5,806	$4,123

Diluted earnings per share - as reported	$0.89	$0.56
Adjustments:
Accelerated depreciation expenses	—	0.08
Income tax effect of adjustments	—	(0.02)
Adjusted basic and diluted earnings per share (non-GAAP)	$0.89	$0.62

	As of or for the three months ended
	March 31,
(in thousands, except per share data)	2025	2024
Per Share Data
Basic net income per share - as reported	$0.90	$0.56
Basic net income per share - non-GAAP	0.90	0.62
Diluted net income per share - as reported	$0.89	$0.56
Diluted net income per share - non-GAAP	0.89	0.62
Basic book value per share	$28.40	$24.89
Diluted book value per share	$28.42	$24.86

Significant Ratios:

Return on Average Assets - as reported	1.19%	0.76%
Accelerated depreciation expenses	-	0.03%
Income tax effect of adjustments	-	(0.01)%
Adjusted Return on Average Assets (non-GAAP)	1.19%	0.78%

Return on Average Equity - as reported	12.83%	9.07%
Accelerated depreciation expenses	-	0.34%
Income tax effect of adjustments	-	(0.08)%
Adjusted Return on Average Equity (non-GAAP)	12.83%	9.33%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	March 31
	2025			2024
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,483,151	21,768	5.95%	$1,407,886	$19,234	5.49%
Investment Securities:		-
Taxable	284,303	1,763	2.51%	294,526	1,744	2.38%
Non taxable	6,524	81	5.04%	7,806	94	4.84%
Total	290,827	1,844	2.57%	302,332	1,838	2.45%
Federal funds sold	41,750	384	3.73%	63,843	758	4.78%
Interest-bearing deposits with other banks	8,488	15	0.72%	8,787	31	1.42%
Other interest earning assets	5,774	100	7.02%	5,107	94	7.40%
Total earning assets	1,829,990	24,111	5.34%	1,787,955	21,955	4.94%
Allowance for credit losses	(18,413)			(17,696)
Non-earning assets	165,125			188,425
Total Assets	$1,976,702			$1,958,684
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$373,903	$1,652	1.79%	$348,998	$1,441	1.66%
Interest-bearing money markets- retail	464,151	3,547	3.10%	322,965	3,260	4.06%
Interest-bearing money markets- brokered	134	1	3.03%	—	—	—%
Savings deposits	171,517	43	0.10%	189,572	48	0.10%
Time deposits - retail	144,519	1,046	2.94%	157,678	1,118	2.85%
Time deposits - brokered	36,041	394	4.43%	30,000	399	5.35%
Short-term borrowings	23,053	20	0.35%	73,351	461	2.53%
Long-term borrowings	120,929	1,343	4.50%	103,017	1,359	5.31%
Total interest-bearing liabilities	1,334,247	8,046	2.45%	1,225,581	8,086	2.65%
Non-interest-bearing deposits	427,518			534,413
Other liabilities	31,474			34,746
Shareholders’ Equity	183,463			163,944
Total Liabilities and Shareholders’ Equity	$1,976,702			$1,958,684
Net interest income and spread		$16,065	2.89%		$13,869	2.29%
Net interest margin			3.56%			3.12%